INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in this Registration Statement of Beacon Power Corporation (the "Company") on Form S-8 of our reports dated (i) October 23, 2000 (October 24, 2000 as to Note 17 and November 13, 2000 at to
Note 18) for financial statements as of September 30, 2000 and for the nine-month period then ended and for the period from May 8, 1997 (date of inception) to September 30, 2000 and (ii) May 25, 2000 (September 22, 2000 as to the last two paragraphs of Note 15 and November 13, 2000 as to Note 16) for financial statements as of December 31, 1998 and 1999 and for the years then ended and the period from May 8, 1997 (date of inception) to December 31, 1997 and the period May 8, 1997 (date of inception) to December 31, 1999 appearing in the Company's Registration Statement on Form S-1 as amended on November 16, 2000.


DELOITTE & TOUCHE LLP


/s/  Deloitte & Touche LLP
----------------------------


Boston, Massachusetts
November 16, 2000